UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 26, 2006

LIBERTY GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51360	20-2197030
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

12300 Liberty Boulevard Englewood CO 80112

 (Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (303) 220-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition / Item 7.01.   Regulation FD Disclosure.

On October 26, 2006, Cablecom Luxembourg S.C.A (Cablecom Luxembourg) and UPC Holding B.V. (UPC Holding), each an indirect subsidiary of Liberty Global, Inc. (LGI), entered into a purchase agreement with J.P. Morgan Securities Ltd. and Deutsche Bank AG, London Branch (collectively, the initial purchasers) pursuant to which the initial purchasers have agreed to purchase from Cablecom Luxembourg €300 million ($377.2 million on October 26, 2006) principal amount of 8.0% Senior Notes due 2016 (the New Cablecom Luxembourg Notes).  The net proceeds from the sale of the New Cablecom Luxembourg Notes, together with available cash, will be placed into an escrow account (the Cablecom Luxembourg Defeasance Account) for the benefit of the holders of Cablecom Luxembourg’s 9.375% Senior Notes due 2014 (the Old Cablecom Luxembourg Notes) in connection with the discharge and defeasance of such Notes. This discharge and defeasance will eliminate substantially all of the covenants and other obligations of Cablecom Luxembourg contained in the Old Cablecom Luxembourg Notes and the relevant indenture until redemption of the Old Cablecom Luxembourg Notes on April 15, 2007.  The cash to be deposited into the Cablecom Luxembourg Defeasance Account (approximately €330.7 million or $415.8 million at October 26, 2006) will be reserved for the payment of the principal, accrued interest and a call premium that will be due in connection with the April 15, 2007 redemption of the Old Cablecom Luxembourg Notes.  The indenture for the New Cablecom Luxembourg Notes provides that, on or after April 15, 2007, Cablecom Luxembourg and UPC Holding may, at their option, effect a series of transactions (the Cablecom Fold-In) under which Cablecom Holdings AG, the indirect parent company of Cablecom Luxembourg, and its subsidiaries would become indirect subsidiaries of UPC Holding. In the event that the Cablecom Fold-In occurs, Cablecom Luxembourg and UPC Holding may, at their sole option, assign (or otherwise transfer) Cablecom Luxembourg’s obligations under the New Cablecom Luxembourg Notes to UPC Holding, at which time the terms (other than interest, maturity and redemption provisions) of such Notes, including the covenants, will be modified to become substantially identical to the terms of the existing senior notes of UPC Holding outstanding on the issue date of the New Cablecom Luxembourg Notes.  Similarly, the Cablecom Luxembourg Bank Facility contains an accession mechanism under which the term loan lenders have agreed to roll their participations in the term loans into the UPC Broadband Holding Bank Facility at the election of Cablecom Luxembourg subject to certain conditions.

Among other items, the offering memorandum for the New Cablecom Luxembourg Notes contained the following financial information of UPC Holding (collectively, the UPC Holding Financial Information): (i) unaudited condensed pro forma combined financial statements of UPC Holding that give effect to (a) the issuance of the New Cablecom Luxembourg Notes, (b) the redemption of the Old Cablecom Luxembourg Notes, (c) the Cablecom Fold-In; and (d) certain other transactions; (ii) unaudited condensed consolidated financial statements of UPC Holding as of June 30, 2006 and for the six months ended June 30, 2006 and 2005; (iii) recasted consolidated financial statements of UPC Holding as of and for the years ended December 31. 2005 and 2004; and (iv) Management’s Discussion and Analysis of Financial Condition and Results of Operations of UPC Holding, including a discussion of UPC Holding’s recasted results of operations for the years ended December 31, 2005 and 2004.  The consolidated financial statements of UPC Holding for the years ended December 31, 2005 and 2004 have been recasted to reflect UPC Holding’s broadband operations in Sweden and France as discontinued operations and to reflect certain changes in the presentation of UPC Holding’s operating segments.

The UPC Holding Financial Information has been posted to the investor relations section of the LGI website (www.lgi.com) under the fixed income heading.

This Current Report on Form 8-K is being furnished under both Item 2.02 and Item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 30, 2006

LIBERTY GLOBAL, INC.

By:	/s/ Randy L. Lazzell
Name: Randy L. Lazzell
Title: Vice President